Exhibit 10.8

SUPPLEMENTAL MUTUAL RELEASE PURSUANT TO

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Supplemental Mutual Release Pursuant to Change of Control Severance Agreement (“Supplemental Release”) is dated as of August 25, 2025, and entered into by and between Claimant Kori Belzer (“Claimant” or “Belzer”), and SPAR Group, Inc. (“SGRP” and together with its subsidiaries, the “Company”), and each of the Company’s past and current parents, subsidiaries, affiliates, related entities, owners, predecessors, successors, officers, directors, board members, employees, agents, consultants, representatives, attorneys, insurers, reinsurers, plan sponsors, trustees, committees, administrators, service providers, fiduciaries and assigns in their official and individual capacities (including SGRP and the other members of the Company, referred to individually as a “Released Party” and collectively as “Released Parties”), on the date last executed below. (Belzer and SGRP are sometimes hereinafter collectively referred to as “Parties” or singularly as a “Party”). This Supplemental Release is the mutual release that is referenced in: (i) Section 3(a) of the Amended and Restated Change of Control Severance Agreement dated August 10, 2022 (the “COCSA”), as the mutual release agreement between the Company and Belzer and sufficiently after which (and after the expiration of the seven-day revocation period of this Supplemental Release), assuming no revocation by Belzer of same, SGRP will tender to Claimant the payment of the benefits due to Claimant upon a Severance Termination as referenced in the COCSA, in the total amount of $871,405 (the “Severance Amount”), and (ii) the Departure Agreement entered into between Belzer and SGRP dated as of August 25, 2025 ("Departure Agreement"). Terms not otherwise defined herein shall have the meaning as defined in the COCSA.

RELEASE

1.    (a) Except for (and in each case expressly excluding) each and every Excluded Claim (defined below), and in return for the consideration and other promises and covenants set forth in this Supplemental Release and in the COCSA, the receipt and sufficiency of which is hereby acknowledged by the Parties, to the extent permitted by law, Belzer, for herself, her heirs, beneficiaries, devisees, legal representatives, agents and assigns, hereby releases, waives and forever discharges the Released Parties from any and all claims, demands, causes of action, grievances, suits, or complaints of any kind or nature, whether in law, in equity or administrative proceedings or otherwise, that he ever had or now has up to and including the effective date of this Supplemental Release, known or unknown, suspected or unsuspected, and including, but not limited to, claims that were asserted, and all conduct and occurrences relating to Released Parties since the execution of the COCSA, and whether arising in tort, contract, statute, constitution or in equity, before any federal, state, administrative, local or private court, agency, or other entity or forum, regardless of the relief or remedy not including unemployment compensation.

(b)         Without in any way limiting the generality of the foregoing subsection (a), it being the intention of the Parties to make this Supplemental Release as broad and as general and expansive as the law permits and to release any and all claims, except for (and in each case expressly excluding) each and every Excluded Claim, this Supplemental Release, to the extent permitted by law, specifically includes (but is not limited to) any and all claims arising from any alleged violation by any and all Released Parties: from, under or of the Employee Retirement Income Security Act of 1974; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Michigan Elliott-Larsen Civil Rights Act; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; the Michigan Persons with Disabilities Civil Rights Act; the Family and Medical Leave Act, as amended; the Equal Pay Act of 1963; the Michigan Wages and Fringe Benefits Act; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991; the Michigan Whistleblowers Protection Act; the Michigan Improved Workforce Opportunity Wage Act; the New Jersey Law Against Discrimination; the Conscientious Employee Protection Act; the New Jersey Family Leave Act; the Consolidated Omnibus Budget Reconciliation Act of 1985; 42 U.S.C. § 1981; 42 U.S.C. § 1983; the United States Constitution; the Labor Management Relations Act; retaliation of any kind; discrimination of any kind; harassment of any kind; breach of an expressed or implied contract; breach of fiduciary duty; estoppel; claims for attorney fees, costs or expenses; public policy violations; any claim for unpaid wages; any other statutory claim; other federal, state or local laws, rules or regulations; employment or other expressed contract or implied contract claim, or common law claim for wrongful discharge, or intentional infliction of emotional distress; and any and all other claims arising from or involving Belzer’s employment or dealings with any and all of the Released Parties.

(c)         Notwithstanding anything to the contrary, Belzer has not waived or released any Excluded Claim, and Belzer has expressly retained each and every Excluded Claim. "Excluded Claim" shall mean any of the following (in whole or in part), or any right, entitlement, power, privilege, remedy, interest or claim with respect thereto, whether now or hereafter existing, under or respecting:

i.	the Departure Agreement (including, without limitation, the provisions incorporated into it from the COCSA);

ii.

any (A) continued participation in certain Company benefit plans including health benefits pursuant to the terms and conditions of the federal law known as COBRA and/or similar state or local law to the extent that any such laws would otherwise apply; (B) benefit entitlements that were vested as of the date of Belzer’s termination pursuant to the terms of any Company employee benefit plan or policy including but not limited to 401(k) benefits; (C) rights that are not subject to waiver or are not subject to an unsupervised waiver as a matter of applicable law; and (D) claims under this Agreement or respecting its enforcement;

iii.

any failure by Company to make due and timely delivery in full to all applicable governmental authorities of all withholdings made by Company from the Severance Amount or from any other amount owed to Belzer under the Departure Agreement; and

iv.

Belzer's rights as a stockholder of the shares of stock issued by SGRP that are directly or indirectly owned by her, including (without limitation) her rights to vote, sell, surrender (for payment or exchange in any merger or other transaction), gift or transfer (in whole or part) those shares; provided, however, that this exclusion shall apply only to claims arising after the effective date of this Supplemental Release.

(d)         SGRP, on behalf of the Released Parties, to the extent permitted by law, hereby absolutely, unconditionally, irrevocably, expressly and forever releases, waives and discharges Belzer and her heirs, beneficiaries, devisees, legal representatives, agents and assigns from any and all claims, actions, demands, causes of action grievances, complaints, and/or suits of any kind or nature, whether in law, in equity or administrative proceedings or otherwise, that any Released Party ever had or now has (up to and including the effective date of this Supplemental Release), against Belzer, and her heirs, beneficiaries, devisees, legal representatives, agents and assigns (in their capacities as such), and including, but not limited to, claims that were asserted, and all conduct and occurrences relating to Belzer since the execution of the COCSA, and whether arising in tort, contract, statute, constitution or in equity, before any federal, state, administrative, local or private court, agency, or other entity or forum, regardless of the relief or remedy; provided, however, that SGRP has not waived or released any right, entitlement, power, privilege, remedy, interest or claim with respect thereto, whether now or hereafter existing, under or respecting the Departure Agreement (including, without limitation, the provisions incorporated into it from the COCSA).

2.    (a) Belzer, for herself, and her heirs, beneficiaries, devisees, legal representatives, agents and assigns, agrees that this Supplemental Release is, will constitute and may be pleaded as a bar to any claims, actions, demands, causes of action and/or suits or arbitrations of any kind or nature whatsoever released by her in Paragraph 1(a) or 1(b) of this Supplemental Release, and that Belzer agrees not to assert or bring any such claims, actions, demands, causes of action and/or suits or arbitrations against Released Parties (and Belzer agrees to pay the defending Party’s reasonable attorneys’ fees and expenses in defending same if Belzer does assert or bring any such claims, actions, demands, causes of action and/or suits or arbitrations).

(b) SGRP, on behalf of the Released Parties, agrees that this Supplemental Release is, will constitute and may be pleaded as a bar to any claims, actions, demands, causes of action and/or suits or arbitrations of any kind or nature whatsoever released by it or them in Paragraph 1(d) of this Supplemental Release, and that SGRP, on behalf of the Released Parties, agrees not to assert or bring any such claims, actions, demands, causes of action and/or suits or arbitrations against Belzer and her released persons (and SGRP agrees to pay the defending party’s reasonable attorneys’ fees and expenses in defending same if any Released Party does assert or bring any such claims, actions, demands, causes of action and/or suits or arbitrations).

(c) Each Party agrees that all the provisions of this Supplemental Release and any and all matters related to it will remain in strict confidence, except to the extent where disclosure is by any Party is reasonably required under appropriate legal process, as described below, or to the extent disclosure is reasonably necessary in a pleading permitted by the applicable Party under 2(a) or 2(b), above, or by any Party to the extent disclosure is reasonably necessary to resolve any dispute under or related to this Supplemental Release, or by Belzer to the extent disclosure is reasonably necessary to protect or pursue any Excluded Claim. In those instances, only those portions which are at issue and in dispute shall be disclosed and the balance of the Supplemental Release shall be kept confidential. Except as otherwise permitted herein, each Party agrees to refrain from making any statements about this Supplemental Release. Except as otherwise permitted herein, in the event a court, litigant, or governmental body requests or requires disclosure by a Party of anything protected by this provision and such disclosure may reasonably be challenged, such Party shall promptly give written notice by email to the other Party prior to any such compelled disclosure to allow the other Party to take such protective steps as may be appropriate as it desires (if any). The applicable Party shall further provide reasonable assistance to assist the other Party if the other Party wishes to contest disclosure where contesting it is reasonable under the circumstances. Notwithstanding the foregoing, a Party may disclose the terms of this Supplemental Release to her or its accountant(s), financial consultants and/or attorneys, provided those persons are bound to keep the terms of this Supplemental Release confidential. Further notwithstanding the foregoing or anything else to the contrary herein, Belzer shall not be considered in breach of any representation herein with respect to Belzer’s  reporting possible violations of law to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal or state law or regulation, or the participation in any action in connection therewith.

3.    This Supplemental Release shall be binding upon and inure to the benefit of the Parties hereto and their respective representatives, successors, and/or assigns. The Parties shall perform their obligations under this Supplemental Release in good faith.

4.    Each Party understands, agrees and deems that the consideration exchanged for the various releases, covenants and agreements contained herein are sufficient and apportionable, and each Party waives any and all rights to assert any claim of lack of sufficiency and/or apportionability of consideration.

5.    Each Party acknowledges and agrees that such Party has thoroughly read and fully understands the terms of this Supplemental Release and their significance and that such Party accepts these terms and enters into this Supplemental Release freely, voluntarily and without reservation.

6.    Belzer further acknowledges and agrees that: (a) she is hereby advised, in writing, to consult with an attorney of her choice regarding the terms of this Supplemental Release prior to executing this Supplemental Release; and (b) she has an opportunity to review this Supplemental Release for at least forty-five (45) days prior to signing it if she chooses to do so, provided, however, that Belzer is not required to, but may voluntarily, sign this Supplemental Release prior to the expiration of such forty-five (45) day period.

7.    Each Party also acknowledges and agrees that Belzer may revoke this Supplemental Release at any time prior to the expiration of the seventh (7) calendar day following execution of this Supplemental Release. This Supplemental Release shall not become effective and enforceable until the revocation period has expired.

Belzer understands that any revocation, to be effective, must be in writing and delivered or mailed to Michael R. Matacunas, CEO, SPAR Group, Inc., 1910 Opdyke Court, Auburn Hills, Michigan 48326 (Ph: 678.343.1175), mmatacunas@sparinc.com before 5:00 pm (EST) by or on the 7th day. If Belzer revokes this Supplemental Release, she will not receive the Severance Amount or any other payment of benefits due upon a Severance Termination as further detailed in the COCSA or otherwise.

8.    (a) Belzer specifically represents that she has not assigned, transferred or purported to assign or transfer to any third party any claim, known or unknown, against Released Parties, or any portion of or interest in such claim, nor will he do so in the future.

(b) SGRP, on behalf of the Released Parties, specifically represents that none of them have assigned, transferred or purported to assign or transfer to any third party any claim, known or unknown, against Belzer, or any portion of or interest in such claim, nor will any of them do so in the future.

9.    Each Party agrees that nothing contained in this Supplemental Release and no action taken by such Party shall be construed as an admission of any liability or wrongdoing by any Party, any Released Party, or any other released persons.

10.    This Supplemental Release represents the entire agreement between Released Parties and Belzer, and there are no other agreements or understandings, oral or written, between the Parties concerning the subject matter of this Supplemental Release, in each case except for the COCSA, Departure Agreement, and the Existing Confidentiality Agreement (as such term is defined in the COCSA). The Departure Agreement shall continue in full force and effect, shall not be affected by this Agreement, and is hereby specifically incorporated into and made part of this Agreement. In the event of any conflict or inconsistency between this Agreement and the Departure Agreement, the terms of the Departure Agreement shall control. Belzer further acknowledges no promises or representations have been made or relied upon regarding the subject matter contained in this Supplemental Release apart from those expressly set forth in this Supplemental Release.

11.    Each Party agrees that, in the event that any provision or statement in this Supplemental Release is held invalid by a court of competent jurisdiction, the remaining provisions of this Supplemental Release shall remain intact. Upon a finding by a court, administrative agency or other tribunal of competent jurisdiction that any release, waiver or covenant contained in this Supplemental Release is void, illegal or unenforceable, each Party agrees promptly to execute a release, waiver or covenant that is legal and enforceable and no more expansive or restrictive than this Supplemental Release or the Departure Agreement.

12.    Michigan law and applicable federal law shall govern the enforceability and construction of this Supplemental Release.

THIS IS A SUPPLEMENTAL RELEASE PURSUANT TO THE

CHANGE OF CONTROL SEVERANCE AGREEMENT

** READ BEFORE SIGNING **

Each Party signs below to certify her or its agreement to and understanding of the terms set forth in this Supplemental Release.

SPAR Group, Inc., on behalf of itself and its subsidiaries By:___________________________ Michael R. Matacunas, its CEO Dated:	_______________________________ Kori Belzer Dated:

OWBPA/ADEA DISCLOSURES

SPAR Group, Inc. (hereinafter sometimes referred to as “Employer”) is providing the following information to Kori Belzer (“Employee”) in accordance with Section 7(f)(1)(H) of the Older Workers Benefit Protection Act:

1.    Decisional Unit. The decisional unit for the Group Termination Program is the Chief Operating Officer and the Chief Commercial Officer.

2.    Eligibility Factors. Employer selected all employees in the Decisional Unit to participate in the Group Termination Program.

3.	Job Titles and Ages of Employees Selected for Group Termination Program.

Job Title	Age
Chief Operating Officer	59
Chief Commercial Officer	65

4.	Job Titles and Ages of Employees Not Selected for Group Termination Program.

None